ASSET PURCHASE AGREEMENT

                                     among

               HOUSTON, INC., THE SHAREHOLDERS OF HOUSTON, INC.

                                      and

                      AMERIKING CINCINNATI CORPORATION I










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                                                 TABLE OF CONTENTS

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                                                                                                               PAGE
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         ARTICLE I -- PURCHASE AND SALE OF ASSETS.................................................................2
         1.1      Purchase and Sale...............................................................................2
         1.2      Store Bank......................................................................................3
         1.3      Inventory.......................................................................................3
         1.4      Purchase Price for Assets; Allocations..........................................................3
         1.5      Noncompetition Agreement........................................................................3
         1.6      Liabilities of Seller...........................................................................4
         1.7      Prorations......................................................................................4
         1.8      Exclusion of Assets.............................................................................4
         1.9      Guaranty of Payment.............................................................................4

         ARTICLE II -- CLOSING AND TERMINATION....................................................................5
         2.1      Time, Date and Place............................................................................5
         2.2      Termination.....................................................................................5
         2.3      Effect of Termination...........................................................................5

         ARTICLE III -- REPRESENTATIONS AND WARRANTIES
         3.1      Ownership of Seller's Stock.....................................................................6
         3.2      Due Organization; Name and Address; Good Standing, Authority of Seller..........................6
         3.3      Authorization and Validity of Agreements........................................................6
         3.4      Agreement Not in Conflict with Other Instruments; Required Approvals Obtained...................7
         3.5      Conduct of Business in Compliance with Regulatory and Contractual Requirement...................7
         3.6      Legal Proceedings...............................................................................7
         3.7      Financial Information...........................................................................8
         3.8      Tax Matters.....................................................................................8
         3.9      Franchise Agreements............................................................................8
         3.10     Title to Assets and Equipment...................................................................9
         3.11     Records.........................................................................................9
         3.12     Employment Matters..............................................................................9
         3.13     Absence of Certain Changes or Events...........................................................10
         3.14     Adverse Conditions.............................................................................10
         3.15     Leases.........................................................................................10
         3.16     Bonus, Pension or Other Plans, etc.............................................................10
         3.17     Full Disclosure................................................................................11
         3.18     No Brokerage...................................................................................11
         3.19     Seller's Franchise Agreements..................................................................11
         3.20     Operation of Business..........................................................................11
         3.21     Environmental Matters..........................................................................11
         3.22     Bulk Sale Laws.................................................................................11

         ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..............................................12
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         4.1      Due Organization; Good Standing; Power.........................................................12
         4.2      Authorization and Validity of Agreements.......................................................12
         4.3      No Brokerage...................................................................................13
         4.4      Obligations Assumed............................................................................13
         4.5      Agreement Not in Conflict with Other Instruments; Required Approvals Obtained..................13
         4.6      Legal Proceedings.  ...........................................................................13
         4.7      Full Disclosure................................................................................13
         4.8      Financial Information..........................................................................14
         4.9      Seller's Access to Records after the Closing...................................................14
         4.10     Bulk Sale Laws.................................................................................14

         ARTICLE V -- SELLER AND THE SHAREHOLDERS' COVENANTS.....................................................15
         5.1      Affirmative Covenants..........................................................................15

         ARTICLE VI -- OPINIONS OF COUNSEL.......................................................................17
         6.1      Opinion of Seller's and the Shareholders' Counsel..............................................17
         6.2      Opinion of Purchaser's Counsel.................................................................17

         ARTICLE VII -- CONDITIONS...............................................................................17
         7.1      Seller's Conditions to Close...................................................................17
         7.2      Purchaser's Conditions to Close................................................................19
         7.3      Contemporaneous Transfer.......................................................................22

         ARTICLE VIII -- INDEMNIFICATION.........................................................................23
         8.1      Indemnification By Seller and the Shareholders.................................................23
         8.2      Indemnification by Purchaser...................................................................23
         8.3      Defense of Claims..............................................................................24

         ARTICLE IX -- MISCELLANEOUS.............................................................................25
         9.1      Survival of Representations, Warranties and Agreements.........................................25
         9.2      Notices........................................................................................25
         9.3      Entire Agreement...............................................................................26
         9.4      Assignability..................................................................................27
         9.5      Binding Effect; Benefit........................................................................27
         9.6      Severability...................................................................................27
         9.7      Amendment; Waiver..............................................................................27
         9.8      Section Headings...............................................................................27
         9.9      Counterparts...................................................................................27
         9.10     Applicable Law; Jurisdiction and Venue; Service of Process.....................................27
         9.11     Remedies.......................................................................................27
         9.12     Further Assurances.............................................................................28
         9.13     Use of Genders.................................................................................28
         9.14     Risk of Loss...................................................................................28
         9.15     Negotiations with Other Persons................................................................28
         9.16     Expenses of Transactions.......................................................................28

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                           ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 6th day of November, 1995, among HOUSTON, INC., a Kentucky corporation (the "Seller"); and JAMES P. BORKE, W. CURTIS SMITH and WILLIAM T. KELLER (referred to as the "Shareholders"), NATIONAL RESTAURANT ENTERPRISES, INC. D/B/A AMERIKING CORPORATION ("NRE") and AMERIKING CINCINNATI CORPORATION I, a Delaware corporation (the "Purchaser").

                               R E C I T A L S:

         WHEREAS, the Seller operates two Burger King restaurants (the "Business") located at (1) 4868 Houston Road, Florence, Kentucky 41042 and identified by Burger King Store No. 7751; and (2) 419 Market Square, Maysville, Kentucky 41018 and identified by Burger King Store No. 8483 (hereinafter, collectively referred to as the "Restaurants");

         WHEREAS, the Shareholders own of record and beneficially all of the outstanding shares of the capital stock of the Seller, and the Shareholders are the directors and officers of the Seller;

         WHEREAS, the Seller desires to sell, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase from the Seller, certain of the assets of the Seller as described in ARTICLE I hereof on the terms and subject to the conditions hereinafter contained;

         WHEREAS, the Purchaser, the Seller, NRE and the Shareholders desire to enter into certain agreements among them providing for, among other things, a covenant not to compete with the Purchaser and its parent corporation, NRE, on the terms and subject to the conditions hereinafter contained;

         WHEREAS, the Seller occupies real property (the "Premises") pursuant to Lease Agreements (the "Real Property Leases") which the Seller proposes to assign to the Purchaser, and the Purchaser proposes to agree to such assignments of the Seller's leasehold interests with respect to the Real Property Leases; and

         WHEREAS, the Purchaser proposes to assume the Real Property Leases and assume certain contracts as set forth herein.

         NOW THEREFORE, in consideration of the Recitals that shall be deemed to be a substantive part of this Agreement and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

                        -- PURCHASE AND SALE OF ASSETS

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      .0 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date (as such terms are defined in Section 2.1 hereof), the Purchaser shall purchase from the Seller all of the assets used or held for use in connection with the Restaurants (excluding the "Excluded Assets" defined in paragraph 1.8 below) including but not limited to the following (all of which assets of the Seller, excluding the Excluded Assets, are hereinafter collectively referred to as the "Assets"):

      .0 All of the Seller's equipment, furniture, materials, fixed assets and supplies, including, but not limited to, all of the equipment, furniture, materials and supplies described in EXHIBIT 1.1.1 attached hereto and incorporated by reference herein (the "Equipment").

      .1 All of the Seller's gift certificates which have been purchased from Burger King Corporation.

      .2 All of the Seller's saleable, usable and merchantable Inventory (as hereinafter defined) located at the Restaurants.

      .3 All of the Seller's rights under the following Burger King
Franchise Agreements between the Seller and Burger King Corporation, copies of which are attached hereto as EXHIBIT 1.1.4 and incorporated by reference herein (collectively and individually the "Franchise Agreements"): (i) Franchise Agreement dated May, 1993 relating to Franchise #7751 located in Florence, Kentucky, and (ii) Franchise Agreement dated October 10, 1994, relating to Franchise #8483 located in Maysville, Kentucky.

      .4 All of the Seller's leasehold and tenant improvements (excluding fixtures that have become part of the real property to which they are attached).

      .5 All of the Seller's customer lists and customer sales files ("Customer Lists").

      .6 All of the Seller's leasehold interests in the Real Property Leases described on EXHIBIT 1.1.7(A). At the Closing, the Seller shall assign to the Purchaser all of the Seller's leasehold interest in the Real Property Leases, parking and other access agreements relating to the Premises. At the Closing, the Seller shall deliver to the Purchaser (i) Lease Assignment and Assumption Agreements (the "Lease Assignments") , and (ii) Consents to Assignment, Estoppel, and Releases in the form of EXHIBITS 1.1.7 (B) and (C) attached hereto and incorporated by reference herein.

      .7 Except for those assets described on EXHIBIT 1.1.8, all of the Seller's goodwill and original copies of all of the Seller's employment and personnel records, books and records relating or pertaining to the Seller's Business, including all sales records and similar data (hereinafter collectively referred to as the "Records"). The Seller reserves the
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right to inspect such records at such reasonable times and places after
Closing for any legitimate business purpose including tax audits.

      .1 Store Bank. Upon the Closing, the Seller shall leave cash (the "Store Bank") in the amount of not less than $1,000 at each of the Restaurants. The Purchaser agrees to purchase the Store Bank in addition to the Purchase Price at Closing.

      .2 Inventory. Within 24 hours prior to the date of the Closing, an inventory shall be taken by the Seller (with the participation of the Purchaser) of all merchantable food, paper, new uniforms, current and readily disposable promotional items, supply inventory (including but not limited to, consumables, operating and cleaning supplies) and other miscellaneous items (the "Inventory") located at the Restaurants. The Purchaser agrees to purchase the Inventory from the Seller, and the Seller agrees to sell the Inventory to the Purchaser, at the Seller's actual Inventory purchase price. On the Closing Date, the Purchaser agrees to pay the Seller the sum of $6,000 per Restaurant separately and not as part of the Purchase Price, as partial payment for the Inventory. Following the taking of the Inventory as discussed above, the Seller and the Purchaser agree to make adjustments to the Inventory purchase price for the difference between the amount paid on the Closing Date and the Seller's actual Inventory purchase price. In the event the total Inventory purchase price is less than $12,000 for all Restaurants, the Seller shall within fifteen (15) days of the Closing Date, reimburse the Purchaser for any overage in payment. In the event the total Inventory purchase price is in excess of $12,000, the Purchaser agrees to make payment to the Seller within fifteen (15) days of the Closing Date of any additional monies which may be due for the purchase of the Inventory.

      .3 Purchase Price for Assets; Allocations. The purchase price for the Assets shall be One Million, Seven Hundred Twenty-two Thousand dollars ($1,722,000) adjusted pursuant to Section 1.7 (the "Purchase Price"), plus (i) the total dollar amount in the Store Bank at the Closing Date; (ii) $12,000 for the estimated value of the Inventory at the Closing Date; and (iii) the actual amount paid by the Seller for gift certificates which will be transferred to the Purchaser at Closing. The parties agree that the Purchase Price for the Assets shall be allocated among the Assets in the manner set forth on EXHIBIT 1.4, which shall be mutually agreed to by the Seller and the Purchaser prior to the Closing Date. The total purchase price shall be paid in cash at Closing.

       .4 Noncompetition Agreement. At the Closing, the Purchaser, NRE, the Shareholders and the Seller shall enter into a Noncompetition Agreement in the form attached hereto as EXHIBIT 1.5 (hereinafter referred to as the "Noncompetition Agreement") pursuant to which the Seller and the Shareholders shall agree not to compete with the business of the Purchaser and NRE for five
(5) years from and after the Closing Date.

     .5 Liabilities of Seller. Except as set forth in this Section 1.6, the Seller shall be and remain solely liable and responsible for all debts, obligations, duties, and liabilities of the Seller and its business which are outstanding at Closing. The Purchaser does not and

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shall not assume, agree to pay or pay any debts, obligations, duties or liabilities of any nature of the Seller or its business, including, but not limited, to any debts, obligations, duties or liabilities relating to the Seller's employees or employee benefit plans, regardless of whether any such debt, obligation, duties or liability arises under any contract, agreement, practice, arrangement, statute, law, ordinance, rule, regulation or otherwise, and nothing in this Agreement or otherwise is intended or shall be construed to the contrary. The parties further covenant, promise and agree that the Purchaser is not and shall not be obligated or required to employ more than, to the extent applicable, the requisite number of employees in order to comply with the Worker Adjustment and Retraining Notification Act ("WARN Act"). Notwithstanding the foregoing, the Purchaser agrees to assume from and after the Closing Date all of the rights and obligations of the Seller attributable to the period from and after the Closing Date under the Franchise Agreements, the Real Property Leases and the contracts to be assumed described on EXHIBITS 1.1.4, 1.1.7(A) AND 1.6 (collectively, the "Assumed Contracts").

     .6 Prorations. All customary prorations with respect to obligations under the Assumed Contracts, utility and fuel charges, personal property taxes and other proratable charges related to the operation of the Restaurants shall be adjusted between the parties as of 6:00 a.m. on the Closing Date. Payment of the amount due by reason of the foregoing prorations shall be made at the Closing or as soon thereafter as reasonably practicable. All real estate taxes which relate to the tax year in which the Closing occurs shall, when received, be prorated as of the Closing Date; in the event the real estate taxes relating to the tax year in which the Closing occurs or a subsequent year have already been paid by the Seller, then said taxes shall be prorated as of the Closing and the Seller shall be reimbursed for its pro rata portion thereof at Closing. All rentals, including minimum and percentage rentals, and other monetary obligations under the Real Property Leases shall be adjusted as described on EXHIBIT 1.7 for the month in which the Closing occurs.

     .7 Exclusion of Assets. Notwithstanding any other provision of this Agreement, those assets of the Seller and/or the Shareholders as set forth in full in EXHIBIT 1.8 attached hereto and incorporated herein (the "Excluded Assets") are not being purchased by the Purchaser.

     .8 Guaranty of Payment. All obligations of the Purchaser hereunder, including all payments of amounts due hereunder from the Purchaser (including but not limited to the Purchase Price) as well as any amounts owed to the Seller and to the Shareholders pursuant to the terms of the Noncompetition Agreement and the indemnification in Article VIII are guaranteed by NRE and NRE shall execute and deliver a Guaranty in the form of EXHIBIT 1.9 to evidence such guaranty at Closing.

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                       I-- CLOSING AND TERMINATION

     .0 Time, Date and Place. The closing of the purchase and sale of the Assets and the other transactions contemplated by this Agreement (referred to throughout this Agreement as the "Closing") shall take place at the offices of Seller's counsel, Dinsmore & Shohl, 1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202. The time, place and date of the Closing are referred to throughout this Agreement as the "Closing Date."

     Unless this Agreement is terminated as provided for herein, the Closing shall occur on the later of (i) January 5, 1996; or (ii) ten (10) days following the satisfaction of all conditions precedent set forth in ARTICLE
VII. If such day is not a business day then the Closing shall occur on the next succeeding business day.

     .1 Termination.

     .0 If the Closing contemplated hereunder has not occurred on or before February 29, 1996, either the Purchaser or the Seller may terminate this Agreement upon written notice to the other party.

     .1 If any of the representations, warranties or covenants of the Seller or the Shareholders are found to be untrue or breached in any material respect, at or prior to Closing, and the Seller or the Shareholders shall not have cured such breach within 30 days after the Purchaser shall have given written notice to the Seller of the existence of such breach, the Purchaser may terminate this Agreement upon written notice to the Seller. If any of the representations, warranties or covenants of the Purchaser or NRE are found to be untrue or breached in any material respect, at or prior to Closing, and the Purchaser or NRE shall not have cured such breach within 30 days after the Seller shall have given written notice to the Purchaser and NRE of the existence of such breach, the Seller may terminate this Agreement upon written notice to the Purchaser.

     .2 This Agreement may be terminated by the written agreement of the Purchaser and the Seller. This Agreement may be terminated by the Purchaser in its sole discretion if any of the contingencies set forth in Sections 7.2.8 or
7.2.9 are not met to the Purchaser's satisfaction. This Agreement may be terminated by the Seller in its sole discretion if any of the contingencies set forth in Section 7.1.11 are not met to the Seller's satisfaction.

     2.3 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 2.2, this Agreement shall be of no further force and effect, with no liabilities or obligations to any party under this Agreement; provided, however, that the parties shall not be released from any liabilities, claims or actions regarding the falsity in any material respect of a representation or warranty set forth in ARTICLE III or
ARTICLE IV or a failure to perform or comply with any material obligation under this Agreement.
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                    II-- REPRESENTATIONS AND WARRANTIES
                        OF SELLER AND THE SHAREHOLDERS

         The Seller and the Shareholders, jointly and severally, represent and warrant to the Purchaser as of the date hereof and as of the Closing on the Closing Date each of the following:

     .0 Ownership of Seller's Stock. The Shareholders are the sole and exclusive record and beneficial owner of all of the outstanding shares of the capital stock of the Seller. The Shareholders have duly approved the Seller's sale, assignment, transfer and delivery of the Assets to the Purchaser in accordance with the terms of this Agreement, the consummation of all the transactions contemplated hereby and the Seller entering into the Noncompetition Agreement.

     .1 Due Organization; Name and Address; Good Standing, Authority of Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky. The only names of the Seller which have been used by the Seller at any time within the past three years ending at the date of this Agreement are Houston, Inc. and "Burger King." The Seller has full right, power and authority to own, lease and operate its properties and assets, and to carry on its Business. The Seller is duly qualified, licensed and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. A list of all jurisdictions in which the Seller is qualified to do business and required to be qualified to do business as set forth on EXHIBIT
3.2. Except as described on EXHIBIT 3.2, the Seller is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Seller's articles of incorporation, as amended to the date of this Agreement (the "Articles") or by-laws, as amended to the date of this Agreement (the "By-Laws"), or any agreement to which it is a party.

     .2 Authorization and Validity of Agreements. The Seller and the Shareholders have the legal capacity, right, power, and authority to enter into this Agreement and the Noncompetition Agreement. The Seller has the full right, power and authority to execute, acknowledge, seal and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment, sealing and delivery of this Agreement by the Seller and the Shareholders and the performance by the Seller and the Shareholders of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed, acknowledged, sealed and delivered by the Seller and the Shareholders and is the legal, valid and binding obligation of the Seller and the Shareholders enforceable against the Seller and the Shareholders, respectively, in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally. The Noncompetition Agreement, when executed, acknowledged, sealed and delivered by the Seller and the Shareholders, will be the legal, valid and binding obligation of the Seller and

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the Shareholders, respectively, enforceable against the Seller and against the
Shareholders, respectively, in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

     .3 Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. Except as described on EXHIBIT 3.4, to the best of the Seller's and the Shareholder's knowledge, the execution, acknowledgment, sealing, delivery, and performance of this Agreement and the Noncompetition Agreement by the parties thereto, and the consummation of the transactions contemplated by this Agreement and the Noncompetition Agreement will not (a) violate or require any consent, approval, or filing under, (i) any material common law, law, statute, ordinance, rule or regulation (collectively referred to throughout this Agreement as "Laws") of any federal, state or local government (collectively referred to throughout this Agreement as "Governments") or any agency, bureau, commission, instrumentality or judicial body of any Governments (collectively referred to throughout this Agreement as "Governmental Agencies"), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or any of the Assets is bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Assets pursuant to (i) the Seller's Articles or By-Laws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which the Seller is a party or by which the Seller, or any of the Assets is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or any of the Assets is bound; and all permits, licenses and authorizations of any Government or Governmental Agency required to be obtained by the Seller prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date.

     .4 Conduct of Business in Compliance with Regulatory and Contractual Requirements. To the best of the Seller's and the Shareholders' knowledge, the Seller has conducted and is conducting its business in material compliance with all applicable material Laws of all Governments and Governmental Agencies.

     .5 Legal Proceedings. Except as set forth on EXHIBIT 3.6, there is no action, suit, proceeding, claim or arbitration, or any investigation by any person or entity, including, but not limited to, any Government or Governmental Agency, (i) pending, to which the Seller or the Shareholders are a party and which relate to the Seller, the Seller's Business or the Assets, or to the knowledge of the Seller or the Shareholders, threatened against or relating to the Seller, the Seller's business or the Assets, or (ii) challenging the Seller's or the Shareholders' right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement and, as respects the Seller and the Shareholders, the Noncompetition Agreement, or (iii) asserting any right with respect to any of the Assets, and, in each such case, to the best knowledge of the Seller and the

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Shareholders, there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

     .6 Financial Information. Attached hereto as EXHIBIT 3.7 are copies of the unaudited Balance Sheets of the Seller as of December 31, 1994, and December 31, 1993, and the Operating Statements of the Seller for the periods January 1, 1993, to December 31, 1993, January 1, 1994, to December 31, 1994, and an interim income statement from January 1, 1995, to August 31, 1995, and balance sheet as of August 31, 1995, which are being provided by the Seller and the Shareholders to the Purchaser (the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Seller, are true, correct and complete and accurately present the Seller's financial position as of the dates set forth therein and the results of the Seller's operations for the periods then ended; all such Financial Statements are in conformity with the accounting principles historically utilized by the Seller and applied on a consistent basis during each period and on a basis consistent with that of prior periods. Until the Closing Date, the Seller shall deliver to the Purchaser month end balance sheets and income statements within 30 days of the end of each month.

     .7 Tax Matters. All tax returns of the Seller as filed by the Seller with the Internal Revenue Service (the "IRS") and all information reported on the returns are true, accurate, and complete. The Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency. The Seller has duly and timely filed with all appropriate Governments and Governmental Agencies, all tax returns, information returns, and reports required to be filed by the Seller. The Seller has paid in full all taxes, interest, penalties, assessments and deficiencies owed by the Seller to all taxing authorities. All taxes and other assessments and levies which the Seller is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governments and Governmental Agencies or are properly held by the Seller for such payment. All claims by the IRS or any state taxing authorities for taxes due and payable by the Seller have been paid by the Seller. The Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency.

     .8 Franchise Agreements. The Franchise Agreements are full, complete, unamended, true and correct Franchise Agreements between the Seller and Burger King Corporation, which are, and shall continue to be until the Closing on the Closing date, in full force and effect.

     .9 Title to Assets and Equipment. Except as provided in EXHIBIT 3.10, the Seller has sole and exclusive, good and marketable title to all of the Assets and the same are free and clear of any and all pledges, claims, threats, liens, restrictions, agreements, leases, security interests, charges and encumbrances. As of the Closing Date, all of the Equipment will be working and operating, reasonable wear and tear excepted, and free from any defects known to the Seller or to the Shareholders.


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     .10 Records. The Records that have been delivered by the Seller to the
Purchaser or that shall be delivered by the Seller to the Purchaser are true, complete and correct.

     .11 Employment Matters.

     .0 None of the Seller's employees are covered by a collective bargaining agreement or are represented by a labor organization, and no petition for representation concerning any of the Seller's employees has been filed with the National Labor Relations Board; the Seller is not aware of any union organizational activity and has no reason to believe that any such activity is being contemplated. To the best of the Seller's and the Shareholders' knowledge, the Seller has not engaged in any unfair labor practice.

     .1 Except as described in EXHIBIT 3.12.2, to the best of the Seller's and the Shareholders' knowledge, (i) the Seller is not in material violation of applicable equal employment opportunity wage and hour requirement or any other Laws of any Government or Governmental Agency relating to employment; (ii) there are no active, pending, or threatened administrative or judicial proceedings under any Laws of any Government or Governmental Agency; (iii) there are no claims, charges, and employment related suits which have occurred within the last three years or are presently pending or threatened under any employment related Laws of any Government or Governmental Agency; and (iv) the Seller is not subject to any judgments, decrees, conciliation agreements and settlement agreements concerning employment related matters.

     .2 Except as described in EXHIBIT 3.12.3, the Seller has not entered into any employment agreements with any of its employees, and all employees may be terminated at will; there is no contractual obligation, except for the provisions of this Agreement, or special termination or severance arrangement in respect of any of the Seller's employees; and there is no provision of any agreement or arrangement with any of the Seller's employees, or any other legal or contractual requirement, which would obligate the Seller to require the Purchaser of the Assets to employ any of the Seller's employees.

     .3 The Seller has paid or will pay on or prior to Closing all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) to its employees.

     .4 Except as described on EXHIBIT 3.12.5, the Purchaser is under no obligation or duty, whether under any contract, agreement, understanding or arrangement or under any applicable and material Law of any Government or Governmental Agency to assume or be responsible for any obligation, duty or liability, now existing or hereafter arising, relating to or in connection with the Seller's employees or any compensation, benefits or benefit plans in respect of the Seller's employees, or otherwise arising out of or in connection with the transactions contemplated by this Agreement, and the Seller has made no commitment and is under no obligation to cause the Purchaser of the Assets to assume or to be responsible for any such obligation, duty or liability.

     .12 Absence of Certain Changes or Events. Except as described on EXHIBIT 3.13, since December 31, 1994, the Seller has not engaged in or experienced any of the following:

         .0 Sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of the Assets, except Inventory sold in the ordinary course of the Seller's business, as such business has been operated historically;

         .1 Suffered any material adverse change in the Seller's operations, earnings, assets, liabilities, or business (financial or otherwise); or

        .2 Failed to pay any indebtedness or other obligation, including any taxes and other charges, when due.

     .13 Adverse Conditions. Except as set forth in EXHIBIT 3.14, attached hereto and incorporated by reference herein, neither Seller nor the Shareholders have any knowledge of any past, present or future condition, facts or circumstances which has materially and adversely affected or which might materially and adversely affect the business of the Seller or prevent the Purchaser from carrying on the Seller's business.

     .14 Leases. Attached hereto as EXHIBIT 3.15 and incorporated by reference herein is a list of the following, which is accurate and complete as of the date hereof: all leases, contracts, licenses, agreements or other commitments of Seller as obligor which are not terminable without penalty upon no more than thirty (30) days notice and which involve a liability, obligation, contingent liability or contingent obligation in excess of $1,000.

     .15 Bonus, Pension or Other Plans, etc. Except as described on EXHIBIT 3.16, Seller is not a party to, does not maintain or make any contribution to, and Seller has not incurred any liability or expense with respect to any employment agreement, current or future pension, retirement, deferred compensation, bonus, profit-sharing, insurance or similar plan, agreement, arrangements or formal or informal understandings for the benefit of employees, in each case whether or not legally binding.

     .16 Full Disclosure. This Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to the Seller or to the Shareholders which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or the Seller's financial condition, the Seller's Financial Statements, operations, business, earnings, assets, or liabilities. All information set forth in the schedules, exhibits and all other information regarding the Seller and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of its representatives or agents by or on behalf of the Seller or any of the

Seller's representatives or agents, is accurate and complete in all respects. The Seller and the Shareholders have provided the Purchaser and the Purchaser's representatives and agents with full and complete access to all of the Seller's records and other documents and data.

     .17 No Brokerage. Neither the Seller nor the Shareholders have incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

     .18 Seller's Franchise Agreements. Except as described on EXHIBIT 3.19, the Seller is not in material breach of or material default under any provision of any of the Franchise Agreements, and no condition exists which, with passage of time or the giving of notice or both, will result in a breach or default by the Seller of any provision of any of the Franchise Agreements.

     .19 Operation of Business. Since January 1, 1995, the Seller and the Shareholders have used, and from the date hereof until the Closing the Seller and the Shareholders shall use, their best efforts to preserve the Business of the Seller.

     .20 Environmental Matters. To the best knowledge of the Seller and the Shareholders, neither the Shareholders, the Seller, nor to the Seller's knowledge any other person (including without limitation, any previous owner, lessor or sublessor of the Seller's property) have used, treated, stored or disposed of hazardous waste or toxic substances on any of the properties owned or leased by the Seller (whether owned, leased, subleased or used by such person and hereinafter, the "Property") in material violation of any material federal, state or local environmental protection, toxic substance, human health or similar statute, regulation or ordinance (collectively, the "Environmental Laws"), and there have been no material spills or releases of hazardous substances on or from any Property that, in any such case, could subject the Seller or the Shareholders to material liability. To the best knowledge of the Seller and the Shareholders, the Property of the Seller and all operations of the Seller conducted on such Property is in compliance with all Environmental Laws. Neither the Seller nor the Shareholders have received any notice, nor are aware of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of any Environmental Law by the Seller or the Shareholders, or otherwise involving the Property of the Seller or the operations conducted on the Property of the Seller. To the best of the Seller's and the Shareholders' knowledge, no asbestos containing material is present in any of the improvements on any Property of the Seller or is otherwise located on any Property of the Seller. To the best knowledge of the Seller and the Shareholders, all operations conducted on the Seller's Property are in material compliance with all material federal and state statutes and regulations relating to asbestos. To the best of the Seller's and the Shareholders' knowledge and belief, no underground storage tanks, whether in use or closed, are on or under any Property of the Seller.

     .21 Bulk Sale Laws. Both the Seller and the Shareholders have complied, or will comply prior to the Closing, with all applicable Bulk Sale and Bulk Transfer laws in each state where Assets are located and agree to discharge all obligations and liabilities of the Seller's business, not assumed by Purchaser, in a timely manner.

                III -- REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser and NRE represent and warrant to the Seller and the Shareholders, jointly and severally, as of the date hereof and as of the Closing on the Closing Date each of the following:

     .0 Due Organization; Good Standing; Power. Both the Purchaser and NRE are corporations duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Both the Purchaser and NRE have full right, power and authority to enter into this Agreement and the Noncompetition Agreement and to perform their respective obligations hereunder and thereunder.

     .1 Authorization and Validity of Agreements. The Purchaser and NRE have the legal capacity, right, power, and authority to enter into this Agreement and the Noncompetition Agreement. The Purchaser and NRE have the full right, power and authority to execute, acknowledge, seal and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment, sealing and delivery of this Agreement by the Purchaser and NRE and the performance by the Purchaser and NRE of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed, acknowledged, sealed and delivered by the Purchaser and NRE and is the legal, valid and binding obligation of the Purchaser and NRE enforceable against the Purchaser and NRE in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally. The Noncompetition Agreement, when executed, acknowledged, sealed and delivered by the Purchaser and NRE, will be the legal, valid and binding obligation of the Purchaser and NRE, enforceable against the Purchaser and NRE, in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

     .2 No Brokerage. The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

     .3 Obligations Assumed. The Purchaser covenants that it will pay, when due, all obligations assumed by it under this Agreement and that it will employ, to the extent applicable, the requisite number of employees necessary to comply with the WARN Act.

     .4 Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. Except as described on EXHIBIT 4.5, to the best of NRE's and the Purchaser's knowledge, the execution, acknowledgment, sealing, delivery, and performance of this Agreement and the Noncompetition Agreement by the parties thereto, and the consummation of the transactions contemplated by this Agreement and the Noncompetition Agreement will not (a) violate or require any consent, approval, or filing under, (i) any material Laws of any Governments or any Governmental Agencies, or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Purchaser or NRE is bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, or constitute a default under (i) the Purchaser's or NRE's Articles or By-Laws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which the Purchaser or NRE is a party or by which the Purchaser or NRE is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Purchaser or NRE is bound; and all permits, licenses and authorizations of any Government or Governmental Agency required to be obtained by the Purchaser or NRE prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date.

     .5 Legal Proceedings. Except as set forth on EXHIBIT 4.6, there is no action, suit, proceeding, claim or arbitration, or any investigation by any person or entity, including, but not limited to, any Government or Governmental Agency, (i) pending, to which the Purchaser or NRE is a party and which relate to the Purchaser or NRE, or to the knowledge of the Purchaser or NRE, threatened against or relating to the Purchaser or NRE, or (ii) challenging the Purchaser's or NRE's right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement and the Noncompetition Agreement, or (iii) asserting any right with respect to any of the Assets, and, in each such case, to the best knowledge of the Purchaser or NRE, there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

     .6 Full Disclosure. This Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to the Purchaser or NRE which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or the Purchaser's or NRE's financial condition, NRE's Financial Statements, operations, business, earnings, assets, or liabilities. All information set forth in the schedules, exhibits and all other information regarding the Purchaser or NRE and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Seller or any of its representatives or agents by or on behalf of the Purchaser or NRE or any of the Purchaser's or NRE's representatives or agents, is accurate and complete in all respects.

     .7 Financial Information. Attached hereto as EXHIBIT 4.8 are copies of the audited Financial Statements of NRE as of December 31, 1994, and the unaudited interim financial statements of NRE as of August 28, 1995, which are being provided by the NRE to the Seller (the "Financial Statements"). The Financial Statements are in accordance with the books and records of NRE, are true, correct and complete and accurately present NRE's financial position as of the dates set forth therein and the results of NRE's operations for the periods then ended; all such Financial Statements are in conformity with the accounting principles historically utilized by NRE and applied on a consistent basis during each period and on a basis consistent with that of prior periods.

     .8 Seller's Access to Records after the Closing. After the Closing Date, the Purchaser shall give the Seller and its authorized representatives access to and the right to copy such books, contracts, documents and other records previously in the Seller's possession as the Seller may reasonably request in order to evaluate and respond to claims against the Seller related to taxes or other matters which are asserted after the Closing Date. Such access shall be given only after reasonable notice to the Purchaser and at such times and in such manner as will not disrupt or interfere with the conduct of the Purchaser's business. Further, the Purchaser shall give the Seller written notice thirty (30) days prior to destroying any such books, contracts, documents and other records, and grants the Seller the right to copy or remove such books, contracts, documents and records during the thirty (30) day period after receipt of such notice from the Purchaser.

     .9 Bulk Sale Laws. Both the Purchaser and NRE have complied, or will comply prior to the Closing, with all applicable Bulk Sale and Bulk Transfer laws in each state where Assets are located and agree to discharge all obligations and liabilities of the Seller's business, not assumed by Purchaser, in a timely manner.



                     IV -- SELLER AND THE SHAREHOLDERS' COVENANTS

     .0 Affirmative Covenants. The Seller and the Shareholders, jointly and severally, covenant, promise and agree that from the date hereof and until the Closing that the Seller and the Shareholders shall cause the Seller to perform and comply with each of the following:

     .0 Continue to operate the Business of the Seller diligently, and not take any action omit to take any action, or engage in any transaction other than in acts or transactions in the ordinary course of business, as such business has been operated historically.

     .1 Use their best efforts to preserve the Business of the Seller and use their best efforts to preserve the relationship of the Business with suppliers, customers, Burger King Corporation and others.

     .2 Maintain and continue normal and usual maintenance and repair of the Equipment and all other assets being sold and transferred to the Purchaser herein.

     .3 Cooperate with the Purchaser to achieve an orderly transition of the Business of the Seller to the Purchaser and an orderly transfer of the Assets to the Purchaser.

     .4 Pay or provide for payment of all sales, use, personal property, social security, withholding, payroll, unemployment compensation, income and other taxes, assessments, fees and public charges due and payable by the Seller in respect of its Business and the Assets through the Closing Date and any portion thereof applicable to any period prior to the Closing Date.

     .5 Pay all wages, bonuses, commissions and other employment benefits and sums (and all required taxes, insurance and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) due to the Seller's employees through the Closing Date.

     .6 Maintain in effect all insurance policies and other employee benefits covering any employee claims which may be incurred through the Closing Date.

     .7 Fully perform and comply with all covenants, promises and agreements hereunder which are required to be performed or complied with by the Seller and the Shareholders prior to or at the Closing, and exert their best efforts to completely satisfy and fulfill all conditions precedent to the Seller's and the Shareholders' obligations to close hereunder at the Closing on the Closing Date.

     .8 Exert their best efforts to prevent the occurrence of any event which could result in any of the Seller's or the Shareholders' representations and warranties contained in this Agreement not being true and correct at or as of the time immediately after the occurrence of such event, and the Seller and the Shareholders shall promptly notify the Purchaser of the occurrence of any event or the discovery of any fact which would cause any of their covenants, promises and agreements to be breached or violated or any of their representations and warranties to become not true and correct or which could interfere with or prevent the consummation of the transactions contemplated hereby.

     .9 Provide the Purchaser and its representatives, subject to the restrictions contained in Section 7.2.8, with full access during normal business hours to all of the Seller's properties, assets and Records, provide the Purchaser and its representatives with such financial and operating data and other information with respect to the Seller's Business, Assets and properties as the Purchaser shall from time to time request, and permit the Purchaser and its representatives to consult with the Seller's representatives, officers, employees and internal accountants up to the time of Closing.

     .10 Take no action which is or would cause a material violation of any material Laws of any Governments or Governmental Agencies.

     .11 During the period prior to the Closing, the Seller and the Shareholders shall promptly notify the Purchaser in writing of:

     .0 The discovery by the Seller or any of the Shareholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by the Seller or any of the Shareholders in this Agreement;

     .1 Any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement that would cause or constitute a material breach of any representation or warranty made by the Seller or any of the Shareholders in this Agreement if (a) such representation or warranty had been made as if at the time of the occurrence, existence or discovery of such event, condition, fact or circumstances, or (b) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

     .2 Any material breach of any covenant or obligation of the Seller or any of the Shareholders; and

     .3 Any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.


                              V -- OPINIONS OF COUNSEL

     .0 Opinion of Seller's and the Shareholders' Counsel. At the Closing, the Seller, W. Curtis Smith and James P. Borke shall deliver to the Purchaser the opinion of their counsel, dated as of the Closing Date, which shall be in substantially the form attached hereto as EXHIBIT 6.1.

     .1 Opinion of Purchaser's Counsel. At the Closing, the Purchaser and NRE shall deliver to the Seller and to the Shareholders the opinion of their counsel, dated as of the Closing Date in substantially the form attached hereto as EXHIBIT 6.2.

                                VI -- CONDITIONS

     .0 Seller's Conditions to Close. The Seller's and the Shareholders' obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Seller (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by the Purchaser in this Agreement):

     .0 All representations and warranties made by the Purchaser and NRE in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date. The Seller shall have been furnished with a certificate, signed by the Purchaser and NRE, and dated the Closing Date to the foregoing effect.

     .1 All covenants, promises and agreements made by the Purchaser in this Agreement and all other actions required to be performed or complied with by the Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Purchaser. Seller shall have been furnished with a certificate, signed by the Purchaser, and dated the Closing Date to the foregoing effect.

     .2 The Purchaser shall deliver to the Seller by wire transfer or bank check the amount of cash set forth in Section 1.4 of this Agreement.

     .3 The Purchaser shall deliver to the Seller a Guaranty signed by NRE in the form attached hereto as EXHIBIT 1.9 and incorporated herein by reference.

     .4 The Purchaser shall have obtained, and delivered to the Seller, copies of all consents, approvals or other authorizations which the Purchaser is required to obtain from, and any filing which the Purchaser is required to make with, any governmental authority or agency or any other person in connection with the execution, delivery and consummation of this Agreement and the other documents associated herewith and the consummation of the transactions contemplated hereby or thereby, in form and substance satisfactory to the Seller.

     .5 The Seller shall have received all things required to be delivered or furnished to the Seller by the Purchaser hereunder prior to or at the Closing.

     .6 The Seller shall have received an opinion of counsel for the Purchaser and NRE, as of the Closing Date, as required by Section 6.2 hereof.

     .7 The Purchaser shall have delivered to the Seller the following documents:

     .0 the Lease Assignments of the Real Property Leases, the Consents to Assignment, Estoppel, and Releases, and assumption agreements relating to any other Assumed Contract, and;

     .1 certificates dated no earlier than thirty (30) days prior to the Closing Date, from the Secretary of State for the States of Delaware and Kentucky as to the good standing of the Purchaser and a certificate dated no earlier than thirty (30) days prior to the Closing Date, from the Secretary of State for the State of Delaware as to the good standing of NRE;

     .2 certificates from the corporate secretaries of the Purchaser and NRE indicating that this transaction has been duly approved and/or ratified, along with certified copies of the Board of Director minutes approving the transaction set forth herein.


     .3 certificate from the Chief Financial Officer of NRE that as of the Closing Date there has been no material adverse change in the financial condition of NRE.

     .4 all other documents, instruments and agreements required to be delivered by the Purchaser to the Seller pursuant to this Agreement.

     .8 The Purchaser shall execute, acknowledge, seal and deliver to the Seller a Warranty Assignment in the form mutually agreeable to the Purchaser, the Seller and Burger King Corporation pursuant to which the Purchaser shall accept assignment from the Seller of the Franchise Agreements.

     .9 NRE and the Purchaser shall execute, acknowledge, seal and deliver the Noncompetition Agreement attached hereto as EXHIBIT 1.5.

     .10 Seller shall have obtained all consents, approvals or other authorizations which Seller is required to obtain from NationsBank of Georgia, N.A., Burger King Corporation and from any lessor, other than Curtis James Investments, under any of the Leases in connection with the execution delivery and consummation of this Agreement or the assignment of the Franchise Agreements or Leases.

     .11 Both the Purchaser and NRE shall have complied with all applicable Bulk Sale and Bulk Transfer laws in each state where Assets are located.

     .12 The Purchaser and NRE shall have provided all documents and consents necessary to purchase all of the Burger King restaurants owned by Fifth & Race, Inc. and Thirty-Forty, Inc. pursuant to the terms of the Asset Purchase Agreements signed simultaneously herewith.

     .1 Purchaser's Conditions to Close. The Purchaser's obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Purchaser (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by the Seller and the Shareholders in this Agreement):

     .0 All representations and warranties made by the Seller and the Shareholders in this Agreement shall be materially complete and accurate in all material respects at and as of the Closing on the Closing Date. The Purchaser shall have been furnished with a certificate, signed by the Shareholders and the Seller, and dated the Closing Date to the foregoing effect.

     .1 All covenants, promises and agreements made by the Seller and the Shareholders in this Agreement and all other actions required to be performed or complied with by the Seller and the Shareholders under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Seller and the Shareholders. The Purchaser shall have been furnished with a certificate, signed by the Shareholders and the Seller, and dated the Closing Date to the foregoing effect.

     .2 On or before December 31, 1995, the Seller shall have obtained, and delivered to the Purchaser, copies of all consents, approvals or other authorizations which the Seller is required to obtain from, and any filing which the Seller is required to make with, any governmental authority or agency or any other person including, but not limited to, consents required from Burger King Corporation in connection with the execution, delivery and consummation of this Agreement and the other documents associated herewith and the consummation of the transactions contemplated hereby or thereby, in form and substance satisfactory to the Purchaser. Notwithstanding the foregoing, the Purchaser shall be solely responsible for obtaining any consents or approvals necessary for the Purchaser to purchase the Assets or operate the Business from and after the Closing Date.

     .3 The Purchaser shall have received all things required to be delivered or furnished to the Purchaser by the Seller and the Shareholders hereunder prior to or at the Closing.

     .4 On or before December 31, 1995, all necessary permits and licenses required to be obtained by the Purchaser shall have been obtained and paid for by the Purchaser and the Purchaser shall have exercised all reasonable efforts to obtain same.

     .5 There shall not have occurred any material adverse change in the business of the Seller or in the Assets.

     .6 The Purchaser shall have received an opinion of counsel for the Seller and the Shareholders, as of the Closing Date, as required by Section 6.1 hereof.

     .7 Within thirty (30) days following the execution of this Agreement, the Purchaser and its representatives shall have completed, to their complete satisfaction, an investigation and examination of all aspects of the Restaurants and the Assets, including the Financial Statements (the "Inspection"). No employee or representative of the Purchaser will perform on-site due diligence of the Restaurants without the Seller's prior approval, at which time such employee or representative will be accompanied by the Seller or its designee. The Purchaser shall itemize any deficiencies noted in the Inspection and provide such list to the Seller within thirty (30) days after execution of this Agreement. The Seller shall correct the deficiencies prior to the Closing Date if the total cost of such corrections does not exceed One Thousand dollars ($1,000) per Restaurant. If the total cost does exceed this amount, the Seller shall have the option, exercisable within ten (10) days of receiving notice of the corrections, to pay for the corrections or terminate this Agreement. On or prior to Closing, the Purchaser shall have the right to complete its review of the Restaurants to confirm the Equipment in the Restaurants is in proper working order and that the Restaurants conform in all material respects to Burger King standards (the "Walk-Thru") that apply to the Restaurants.

     .8 On or prior to December 31, 1995, the Purchaser shall have received all consents, approvals and other authorizations which the Purchaser is required to obtain from, and any filing which the Purchaser is required to make with, any governmental authority or agency or any other person including, but not limited to, consents required from Burger King Corporation in connection with the execution, delivery and consummation of this Agreement and the other documents associated herewith in the consummation of the transactions contemplated hereby or thereby, in form and substance satisfactory to the Purchaser.

     .9 The Seller shall have delivered to the Purchaser the following documents:

               .0 the Lease Assignments of its Real Property Leases, each Assumed Contract, and the Consents to Assignment, Estoppel, and Releases;

               .1 any required easement assignments;

               .2 to the extent available, a fully executed original counterpart of each Real Property Lease in the Seller's possession;

               .3 a receipt for funds paid to the Seller by the Purchaser;

               .4 certificates dated no earlier than thirty (30) days prior to the Closing Date, from the Secretary of State for the State of Kentucky as to the good standing of the Seller;

               .5 certificates from the corporate secretary of the Seller indicating that this transaction has been duly approved and/or ratified, along with certified copies of the Board of Director minutes approving the transaction set forth herein.

               .6 all other documents, instruments and agreements required to be delivered by the Seller to the Purchaser pursuant to this Agreement.

     .10 Between the date of this Agreement and the Closing Date, the Seller shall conduct the operation of its Restaurants in the ordinary and usual course of business, consistent with past practices and will use its best efforts to preserve intact the present business organization with respect to its Restaurants, to keep available the services of its officers and employees and to maintain satisfactory relationships with landlords, franchisors, dealers, licensors, licensees, suppliers, contractors, distributors, customers and others having business relations with it and its Restaurants and will maintain its Restaurants, real property, and Assets in a condition conducive to the operation of the business currently carried on therein.

     .11 The Seller shall have provided to the Purchaser copies of all operating permits and licenses (collectively, the "Approvals") which are in the Seller's possession.

     .12 The Seller shall have provided to the Purchaser copies of all documents with respect to any pending actions, suit or proceeding which has been brought by or on behalf of the Seller with respect to the Assets or the Business.

     .13 The Seller shall execute, acknowledge, seal, and deliver to the Purchaser a Bill of Sale and Assignment in the form attached hereto as EXHIBIT
7.2.14 and incorporated herein by reference pursuant to which the Seller shall sell, assign, and transfer to the Purchaser the Assets and the Inventory.

     .14 The Seller shall execute, acknowledge, seal and deliver to the Purchaser a Warranty Assignment in the form mutually acceptable to the Purchaser, the Seller and Burger King Corporation pursuant to which the Seller shall sell, assign and transfer to the Purchaser the Franchise Agreements.

     .15 The Shareholders, the Seller, NRE and the Purchaser shall execute, acknowledge, seal and deliver the Noncompetition Agreement attached hereto as
EXHIBIT 1.5.

     .16 The Seller shall have previously delivered to the Purchaser the Real Property Leases and the Purchaser shall have thirty days after the date of this Agreement to review such Real Property Leases to ensure that each of them are satisfactory to the Purchaser, in its sole discretion.

     .17 Prior to December 31, 1995, the Purchaser's auditor shall have (i) reviewed the financial and accounting system of the Seller and found them to be satisfactory to Purchaser, in its sole discretion; (ii) reviewed and confirmed the accuracy of the Financial Statements and results set forth in the Financial Statements; and (iii) found no objection to the financial and accounting system of the Seller, or the Seller and the Purchaser shall have resolved any objection raised by the auditor and presented to the Seller by the Purchaser.

     .18 The Board of Directors of NRE shall have approved this Agreement and the transactions contemplated herein within thirty (30) days of the date of this Agreement.

     .19 Both the Seller and the Shareholders shall have complied with all applicable Bulk Sale and Bulk Transfer laws in each state where Assets are located.

     .20 The Shareholders shall have provided all documents and consents necessary to sell to the Purchaser all of the Burger King restaurants owned by Fifth & Race, Inc. and Thirty-Forty, Inc. pursuant to the terms of the Asset Purchase Agreements signed simultaneously herewith.

     .2 Contemporaneous Transfer. All transfers, assignments, conveyances, and transactions under this Agreement shall be effected contemporaneously for present value between and among the Seller, the Shareholders and the Purchaser.

     7.4 Satisfaction of Conditions. If written notice of an unsatisfied condition is not provided by the Purchaser or the Seller to the other parties to this Agreement (a "Notice") on or before the deadline for satisfying that condition arises, the condition shall be deemed satisfied or waived and shall not serve as a basis for terminating this Agreement. Upon receipt of a Notice, the parties agree to negotiate in good faith for an extension to the deadline for satisfying the condition prior to the exercise of any right to terminate this Agreement. If the parties cannot reach an Agreement regarding the extension of a deadline to satisfy the condition within ten (10) days following the receipt of a Notice (the "Negotiation Period"), the party who sent the Notice shall have the option to waive the condition or terminate the Agreement within ten (10) days following the end of the Negotiation Period.

                         VII -- INDEMNIFICATION

     .0 Indemnification By Seller and the Shareholders. The Seller and the Shareholders, jointly and severally, shall defend, indemnify and hold harmless the Purchaser and NRE, their officers, directors, stockholders, agents, servants and employees and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including reasonable attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with the following:

     .0 Any misrepresentation or breach by the Seller or the Shareholders of any representation or warranty contained in this Agreement, except for those specifically set forth in sections 8.1.5 and 8.1.6 below, contained in this Agreement for a period not to exceed one (1) year following the Closing Date.

          .1 Any nonperformance, failure to comply or breach by the Seller or the Shareholders of any covenant, promise or agreement of the Seller or the Shareholders contained in this Agreement for a period not to exceed one (1) year following the Closing Date.

          .2 Any debts, obligations, duties and liabilities of the Seller and the Shareholders (except those assumed by the Purchaser).

          .3 Any matter, act, thing or occurrence caused by or resulting from any act or omission of the Seller or the Shareholders prior to or at the Closing for a period not to exceed one (1) year following the Closing Date.

          .4 Any claim relating to a breach or misrepresentation of a representation or warranty made by the Seller or the Shareholders with regard to the Assumed Contracts or Environmental Laws.

     .1 Indemnification by Purchaser. The Purchaser and NRE, jointly and severally, shall defend, indemnify and hold harmless the Seller, the Shareholders and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with the following:

          .0 Any misrepresentation, omission or breach by the Purchaser of any representation or warranty contained in this Agreement for a period not to exceed one (1) year following the Closing Date.

          .1 Any nonperformance, failure to comply or breach by the Purchaser of any covenant, promise or agreement of the Purchaser contained in this Agreement for a period not to exceed one (1) year following the Closing Date.

          .2 To the extent the same are assumed, any debts, obligations, duties and liabilities of the Purchaser under the Assumed Contracts.

          .3 To the extent a claim arises after the Closing, any matter, act, thing or occurrence caused by or resulting from any act or omission of Purchaser prior to or at the Closing for a period not to exceed one (1) year following the Closing Date.

     .2 Defense of Claims. In the event of any claim, threat, liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, loss, cost or expense with respect to which indemnity is or may be sought hereunder (an "Indemnity Claim"), the indemnified party shall promptly notify the indemnifying party of such Indemnity Claim, specifying in reasonable detail the Indemnity Claim and the circumstances under which it arose. The indemnifying party may elect to assume the defense of such Indemnity Claim, at its own expense, by written notice to the indemnified party given within 10 days after the indemnifying party receives notice of the Indemnity Claim, and the indemnifying party shall promptly engage counsel reasonably acceptable to the indemnified party to direct and conduct such defense; provided, however, that the indemnified party shall have the right to engage its own counsel, at its own expense, to participate in such defense. In the event the indemnifying party does not so elect to assume the defense of such Indemnity Claim in the manner specified above, or if, in the reasonable opinion of counsel to the indemnified party, there are defenses available to the indemnified party which are different from or additional to those available to the indemnifying party or which give rise to a material conflict between the defense of the indemnified party and of the indemnifying party, then upon notice to the indemnifying party, the indemnified party may elect to engage separate counsel to conduct its defense, at the expense of the indemnifying party, and the indemnifying party shall not have the right to direct or conduct such defense.

     In the event the indemnifying party assumes the defense of any Indemnity Claim, it may at any time notify the indemnified party of its intention to settle, compromise or satisfy such Indemnity Claim and may make such settlement, compromise or satisfaction (at its own expense) unless within 20 days after the giving of such notice the indemnified party shall give notice to the indemnifying party of its intention to assume the defense of the Indemnity Claim, in which event the indemnifying party shall be relieved of its duty hereunder to indemnify the indemnified party. Unless the indemnified party shall have given the notice referred to in the preceding sentence, (i) the indemnified party shall not consent to or make any settlement, compromise or satisfaction with respect to the Indemnity Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, and (ii) any settlement, compromise or satisfaction made by the indemnifying party with respect to such Indemnity Claim shall be deemed to have been consented to by and shall be binding upon the indemnified party.

     .3 Setoff. In addition to any rights of setoff or other rights that any party may have at common law or otherwise, any party shall have the right to setoff any amount that may be owed to any other party (whether pursuant to this Agreement or any other obligation outside of this Agreement) against any amount otherwise payable by any party to any other party hereto.

                          VIII -- MISCELLANEOUS

     .0 Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or at or in connection with the Closing) shall survive the execution, acknowledgment, sealing and delivery of this Agreement and the consummation of the transactions contemplated hereby, and shall continue to be binding regardless of any investigation made at any time by or on behalf of any party, for the period in which a claim may be brought as provided in Article VIII and, with respect to a claim properly brought within such period, shall survive until a final resolution or non-appealable determination of such claim has been made.

     .1 Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either
(a) by personal delivery with a receipted copy of such delivery, or (b) by certified or registered United States mail, return receipt requested, postage prepaid, to the following addresses:

              (i)  If to the Seller, to:

                   W. Curtis Smith, President
                   Houston, Inc.
                   207 Grandview Drive, Suite 125
                   Ft. Mitchell, KY 41017
                   Telefax No.:  (606) 331-9059

                   with a copy to:

                   Edward J. Buechel, Esq.
                   Dinsmore & Shohl
                   7300 Turfway Road, Suite 430
                   Florence, KY 41042-1355
                   Telefax No.: (606) 283-6017

              (ii) If to the Shareholders, to:

                   W. Curtis Smith
                   James P. Borke
                   William T. Keller
                   207 Grandview Drive, Suite 125
                   Ft. Mitchell, KY 41017
                   Telefax No.:  (606) 331-9059

              (iii) If to the Purchaser:

                   Lawrence E. Jaro, Chief Executive Officer
                   AmeriKing Cincinnati Corporation I
                   2215 Enterprise Drive
                   Westchester, IL  60154
                   Telefax No.:  (708) 947-2160

                   with copies to:

                   A. Richard Caputo
                   The Jordan Company
                   9 West 57th Street, Suite 4000
                   New York, New York 10019
                   Telefax No.: (212) 755-5263

                               and

                   Ernest J. Panasci, Esq.
                   FREEBORN & PETERS
                   950 Seventeenth Street,  Suite 2600
                   Denver, CO  80202
                   Telefax No.:  (303) 628-4240

or to such other address of which written notice in accordance with this
Section 9.2 shall have been provided to the other parties. Notices may only be given in the manner hereinabove described in this Section 9.2 and shall be deemed received three (3) days after given in such manner.


     .2 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

     .3 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

     .4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

     .5 Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable only shall be ineffective only to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

     .6 Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

     .7 Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     .8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     .9 Applicable Law; Jurisdiction and Venue; Service of Process. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Kentucky, without giving effect to principles of conflicts of laws.

     .10 Remedies. The parties hereto acknowledge that in the event of a breach of this Agreement, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

     .11 Further Assurances. All parties hereto jointly and severally agree to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as any party may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

     .12 Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

     .13 Risk of Loss. All risk of loss of damage to or destruction of the Assets, in whole or in part, shall be and remain with the Seller until the Closing and all of the transactions contemplated hereby shall have been consummated.

     .14 Negotiations with Other Persons. Until the earlier of the Closing or the termination of this Agreement as provided herein, neither the Seller nor the Shareholders shall initiate, encourage the initiation by others, or participate in any discussion or negotiations with any other person or entity relating to the sale of any or all of the Assets, the business of the Seller or any securities of the Seller. From the date of this Agreement and until after the Closing and the consummation of the transactions contemplated by this

Agreement or earlier termination of this Agreement, the Shareholders shall not offer for sale, sell or otherwise transfer (with or without consideration) any securities of the Seller owned of record or beneficially by any of them.

     .15 Expenses of Transactions. All sales, transfer and use taxes incurred in connection with the sale, assignment, transfer and delivery of the Assets shall be paid by the Seller.

     .16 Fees and Expenses. Each party to this transaction shall pay its own professional fees and costs, including fees for attorneys, accountants and other professional services.

     .17 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or any documents associated with this Agreement or the enforcement of any provision of any of the accompanying documents as brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition any other relief to which the prevailing party may be entitled).

     .18 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each Shareholder agrees that in the event of any breach or threatened breach by the Seller or any of the Shareholders of any covenant, obligation or other provisions set forth in this Agreement, that the Purchaser shall be entitled (in addition any other remedy that may be available to it) to (i) a degree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach.

     .19 Completion of Exhibits. The parties hereto acknowledge and agree that this Agreement is being executed without the completion of all Exhibits. Any Exhibits not attached to this Agreement as of the date of the execution of this Agreement shall be provided to the Purchaser on or before November 8, 1995. The Purchaser shall have until November 10, 1995, to review the Exhibits and provide notice to the Sellers of any unsatisfactory Exhibits. The Sellers shall then have one (1) business day to correct any deficiencies in the Exhibits or the Agreement will terminate in the sole and absolute discretion of the Purchaser.

     .20 Covenant of Good Faith. All parties to this Agreement covenant and agree to act in good faith to diligently complete, to the best of their abilities, all conditions precedent to the Closing.


              [REMAINDER OF PAGE IS INTENTIONALLY BLANK AS THIS
                 AGREEMENT CONTAINS NO ADDITIONAL SECTIONS.]

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.

                                     Seller:

ATTEST:                              HOUSTON, INC.


________________________________     By:______________________________
                                           W. Curtis Smith,  President

WITNESS:                             SHAREHOLDERS:


- ---------------------------------    ---------------------------------
                                     James R. Borke


- ---------------------------------    ---------------------------------
                                     W. Curtis Smith


- ---------------------------------    ---------------------------------
                                     William T. Keller

                                     Purchaser:

ATTEST:                              AMERIKING CINCINNATI
                                     CORPORATION I


_________________________________    By:________________________________
Secretary                                   Lawrence E.  Jaro, Chief Executive
                                            Officer

ATTEST:                              NATIONAL RESTAURANT
                                     ENTERPRISES, INC.


_________________________________    By:________________________________
Secretary                                   Lawrence E. Jaro, Chief Executive
                                            Officer

                                 EXHIBIT LIST


1.1.1       Equipment, Materials, Furniture and Supplies

1.1.4       Franchise Agreements
                     #7751
                     #8483

1.1.7       (a)      List of Real Property Leases
            (b)      Lease Assignment and Assumption Agreement
            (c)      Consent to Assignment, Estoppel, and Release

1.1.8       Retained Records

1.4         Allocation of Purchase Price

1.5         Noncompetition Agreement

1.6         Contracts to be Assumed

1.7         Prorations

1.8         Excluded Assets

1.9         Guaranty

3.2         Jurisdictions Seller is Qualified to Transact Business in

3.4         Defaults and Conflicts

3.6         Legal Proceedings

3.7         Financial Statements

3.10        Liens and Encumbrances

3.12.2      Violations of Employment Laws

3.12.3      Employment Agreements

3.12.5      Employee Benefit Plans

3.13        Changed Events

3.14        Adverse Consitions

3.15 List of Contracts, Licenses and Agreements involving liabilities of more than $1000

3.16        Bonus and Pension Plans


3.19        Breaches in the Franchise Agreements

4.5         Defaults and Conflicts

4.6         Legal Proceedings

4.8         Financial Information

6.1         Opinion of Seller's Counsel

6.2         Opinion of Purchaser's Counsel

7.2.14      Bill of Sale and Assignment